UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012

THE GEO GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	1-14260	65-0043078
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida		33487
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (561) 893-0101

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8-	Other Events

Item 8.01	Other Events.

On December 6, 2012, The GEO Group, Inc. (“GEO”) announced the declaration by its Board of Directors (the “Board”) of a special dividend of $350 million of accumulated earnings and profits (the “Special Dividend”) on its shares of common stock, par value $0.01 (the “Common Stock”), payable in either Common Stock or cash to, and at the election of, the shareholders of record as of December 12, 2012 (the “Record Date”). GEO expects to pay the Special Dividend on December 31, 2012.

As of the Record Date, GEO had approximately 61.6 million shares of Common Stock outstanding. Based on such amount, the Special Dividend is valued at approximately $5.68 per share of Common Stock. Each shareholder may elect to receive payment of the Special Dividend either in cash or shares of Common Stock, except that GEO will limit the aggregate amount of cash payable to shareholders (other than cash payable in lieu of fractional shares) to the amount of cash paid pursuant to the lottery described below, plus 20% of the total dividend amount remaining after the lottery. Shareholders who elect to receive cash will be placed in a lottery to receive all cash, with the total cash consideration issued in the lottery capped at approximately $7.35 million or 2.1% of the Special Dividend. Shareholders who do not make an election, submit an election form that is blank or submit an election form that is not completed correctly, will not participate in the lottery, but will otherwise be deemed to have chosen the cash option. If, following the lottery, total remaining cash elections (including deemed cash elections) exceed 20% of the remaining dividend amount, each shareholder who was not selected in the lottery and elected to receive cash (including deemed cash elections) will receive stock and a pro rata portion of the available cash. As a result, a shareholder electing to receive all cash will receive at least 20% of the shareholder’s portion of the Special Dividend in cash. If a shareholder elects to receive the Special Dividend in Common Stock, the shareholder will receive 100% of the shareholder’s portion of the Special Dividend in Common Stock. Shares of GEO’s Common Stock are listed on the New York Stock Exchange under the symbol “GEO”. The number of shares of Common Stock that individual shareholders will receive will be determined by shareholder elections and by dividing the value of each shareholder’s Special Dividend not paid in cash by the average of the opening prices per share of GEO’s Common Stock on the New York Stock Exchange on December 26 and 27, 2012, the two trading days following December 24, 2012, the date the election form is due. If GEO’s Common Stock is elected, cash will be paid in lieu of fractional shares so that shareholders will receive a whole number of shares of Common Stock.

Computershare Trust Company, N.A., as GEO’s election agent, commencing on December 14, 2012, distributed election materials, including a cover letter from George C. Zoley, GEO’s Chairman of the Board and Chief Executive Officer, an election form, and accompanying materials containing information regarding the Special Dividend, to holders of record as of the Record Date. A copy of (i) the cover letter, (ii) the election form, and (iii) the accompanying materials, which contain descriptions of, and additional information relating to, the Special Dividend are filed as Exhibit 99.1, Exhibit 99.2, and Exhibit 99.3, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

In connection with GEO’s planned payment of the Special Dividend, GEO has retained Georgeson as the company’s information agent. If a shareholder of record has any questions about completing or submitting the election form, or needs a new election form, such shareholder of record may call Georgeson at (800) 213-0473. If a shareholder’s shares are held in the name of a bank, broker or nominee, and such bank, broker or nominee has any questions, they may call Georgeson at (212) 440-9800.

Section 9-	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Cover Letter for Special Dividend Election Form, dated December 14, 2012.

99.2	Special Dividend Election Form.

99.3	Accompanying Materials Regarding the Special Dividend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.

December 14, 2012	By:	/s/ Brian R. Evans
Date		Brian R. Evans
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Cover Letter for Special Dividend Election Form, dated December 14, 2012.

99.2	Special Dividend Election Form.

99.3	Accompanying Materials Regarding the Special Dividend.

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